UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 23, 2015

GILEAD SCIENCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-19731	94-3047598
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA

(Address of principal executive offices)

94404

(Zip Code)

(650) 574-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFD 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amendment and Restatement of Gilead Sciences, Inc. Bylaws

Effective December 23, 2015, the Board of Directors (the Board) of Gilead Sciences, Inc. (Gilead) adopted amendments to the Amended and Restated Bylaws (as amended and restated, the Bylaws) of Gilead primarily to implement proxy access.

Over the last several months, we engaged in discussions regarding proxy access with a number of our largest stockholders that together hold over 37% of our outstanding stock. This allowed us to gain valuable feedback as to the particular proxy access parameters that our stockholders consider appropriate. Based on the feedback received from our stockholders and after considering various proxy access provisions adopted by other companies, the Board adopted a proxy access framework that it believes will provide meaningful access for stockholders while safeguarding the long-term interests of Gilead and its stockholders and limiting the potential for abuse.

Section 5(c) has been added to the Bylaws to permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of Gilead’s outstanding common stock continuously for at least three years to nominate and include in Gilead’s proxy materials director nominees constituting up to the greater of (i) 20% of the Board or (ii) two directors, provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the Bylaws.

The Bylaws were also amended to make certain other clarifications and procedural changes.

The foregoing description is qualified in its entirety by reference to the Bylaws filed as Exhibit 3.2 to this Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

3.2	Amended and Restated Bylaws of Gilead Sciences, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GILEAD SCIENCES, INC.
(Registrant)

/s/ Brett A. Pletcher
Brett A. Pletcher Executive Vice President, General Counsel and Corporate Secretary

Date: December 23, 2015